UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
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Saratoga Investment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR IMMEDIATE ACTION IS REQUESTED
Please Vote Your Shares for the September 27th Annual Meeting Today!

September 16, 2011

Dear Saratoga Investment Corp. Stockholder:

We recently mailed to you proxy materials for the upcoming annual meeting of stockholders.  Your vote is extremely important.  At the annual meeting, stockholders are being asked to vote on two proposals.  The first being the election of two directors to the Board, and finally to approve a proposal that would give your Company the flexibility to sell its common shares at a price below net asset value (“NAV”).  The Board of Directors unanimously approves of both proposals and believes they are in the best interests of stockholders, and therefore recommends stockholders vote FOR each proposal on the ballot.

Why is Proposal 2 in Stockholders’ Best Interests?

The recent market disruption has created, and we believe will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that may increase NAV over the longer-term, even if financed with the issuance of common stock at a price below NAV.  Stockholder approval of this proposal is expected to provide the Company with the flexibility to invest in such opportunities and to repay outstanding borrowings.

The Board believes that if the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to pay dividends to stockholders could be adversely affected.  Inability to access the capital markets could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell and at disadvantageous times.

Stockholders are encouraged to read the proxy statement in its entirety as it expands in greater detail on the reasons why the Board recommends stockholders vote FOR proposal 2 and other key stockholder considerations.  The Board of Directors believes the following possible benefits could be realized by stockholders if they approve this proposal:

•                  Greater investment opportunities due to larger capital resources - The Company’s board of directors believes that additional capital raised through an offering of shares of its common stock may help it generate additional deal flow.

•                  Higher market capitalization and liquidity may make the Company’s common stock more attractive to investors  -   A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest.

•                  Reduced expenses per share -   An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base.

•                  Maintaining a Favorable Debt-to-Equity Ratio -  The Company is dependent on its ability to raise capital through the sale of common stock.  We generally must distribute substantially all of our earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investment.  In order to borrow money or issue preferred stock, we must maintain a debt to equity ratio of not more than 1:1.  Exceeding the required 1:1 debt-to-equity ratio could have severe negative consequences for us, including an inability to pay future dividends, possible breaches of debt covenants and failure to qualify for pass-through tax treatment.

The Company has no immediate plans to sell any shares of its common stock at a price below NAV and the authority granted under this proposal expires after one year.  Additionally, stockholders are reminded that officers, directors and other insiders at the Company own more than 32% of the outstanding shares.  Our interests are aligned with all stockholders.  However, due to one of the voting requirements on proposal 2, shares held by officers and directors are excluded from the calculation.  Therefore, it is imperative that stockholders vote their shares no matter how many or how few shares they own.

Where You Can Find More Information

You can obtain more detail about the issues by reading the definitive proxy statement and other materials online at http://ir.saratogainvestmentcorp.com/annual-meeting.cfm.

How to Vote

The voting instruction form or proxy card included with this letter contains a unique control number.  You may use this control number to vote your shares by proxy via the telephone or Internet.  With the September 27th Annual Meeting now only a short time away, we encourage you to vote by telephone or Internet today.

Your vote is needed, regardless of the number of shares you own.  We encourage you to vote each proxy you receive in the mail via telephone or Internet.  In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting.

On behalf of the Board of Directors,

Chris Oberbeck, Chief Executive Officer

If you have questions or need assistance voting your shares, you should contact:

Morrow & Co., LLC

Brokers call collect: (203) 658-9400

Stockholders call toll free: (800) 607-0088

E-mail: sar@morrowco.com